Exhibit 99.1

PARKER DRILLING APPOINTS PETER C. WALLACE AS NEWEST MEMBER OF BOARD OF DIRECTORS

Mr. Wallace Brings Nearly 40 Years of Leadership Experience Obtained in Oil and Gas, Power Transmission, Fluid Management, and Industrial Manufacturing Sectors

Houston, TX, October 22, 2013 - Parker Drilling (NYSE: PKD) announced the appointment on October 18, 2013 of Mr. Peter C. Wallace to the company’s board of directors, increasing the board size from nine to ten. Mr. Wallace brings extensive senior leadership, product and business development, sales and marketing management, and operational experience at multinational companies operating in the oil and gas, power transmission, fluid management, and industrial manufacturing sectors. He will serve as a Class III member of the company’s board of directors, with an initial term expiring at the annual meeting of stockholders to be held in 2014. He will also serve on the board’s compensation committee.

Mr. Wallace, age 59, most recently served as president and chief executive officer of Robbins & Myers, Inc., an international supplier of equipment and systems to the energy and chemicals sectors from 2004 to 2013, when the company was acquired by National Oilwell Varco. From 2001 to 2004, Mr. Wallace served as president and chief executive officer for IMI Norgren Group, a world leader in motion and fluid control technologies. From 1998 to 2001, Mr. Wallace served as president and chief operating officer for Rexnord Corporation, a division of Invensys, plc. Prior to 1998, Mr. Wallace served in various management and senior leadership roles throughout his 25 year career with Rexnord Corporation, a leading company in the design, manufacturing, and servicing of highly engineered mechanical components used in numerous industries and end markets.

Mr. Wallace currently serves on the board of Applied Industrial Technologies, a leading North American distributor of industrial products and services. He also serves on the board of directors for Rogers Corporation, a technology leader in power electronics, advanced foams for cushioning and protective sealing, and high-frequency printed circuit materials, and is a member of that board’s Compensation and Organization Committee and the chairman of its Nominating and Governance Committee. Mr. Wallace holds an MBA from the University of Wisconsin and a Bachelor of Science in Mechanical Engineering from Cornell University.

“Peter’s proven leadership along with his extensive background in industrial markets and quality assurance bring a unique and valuable perspective to the composition of our board,” said Robert L. Parker Jr. chairman. “His career spans a wide range of industries and includes years of experience in executive leadership positions for both publicly traded and privately held companies. He is a seasoned industry professional with years of progressive growth and success that will serve our board well.”

Upon his appointment, Mr. Wallace was granted 11,347 restricted stock units under the company’s 2010 Long Term Incentive Plan, all of which will vest on the one-year anniversary date of the award.

Parker Drilling (NYSE: PKD) provides high-performance contract drilling solutions, rental tools and project management services to the energy industry. Parker Drilling’s active rig fleet includes 21 land rigs and one offshore barge rig in international locations, 12 barge rigs in the U.S. Gulf of Mexico, and two land rigs in Alaska. The Company’s rental tools business supplies premium equipment and well services to operators on land and offshore in the U.S. and international markets. Parker Drilling also performs contract drilling for customer-owned rigs and provides technical services addressing drilling challenges for E&P customers worldwide. More information about Parker Drilling can be found on the Company’s website including operating status reports for the Company’s U.S. Rental Tools business and its international and U.S. Gulf of Mexico rig fleets, updated monthly.

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Company Contacts:

Investor Relations

Richard Bajenski

Director, Investor Relations

281-406-2030

Media Relations

Stephanie J. Dixon

Manager, Marketing & Corporate Communications

281-406-2212